News Release

HOPE BANCORP ANNOUNCES $50 MILLION STOCK REPURCHASE PROGRAM

LOS ANGELES - July 16, 2019 - Hope Bancorp, Inc. (NASDAQ: HOPE) (the “Company”) today announced that its Board of Directors has authorized the repurchase of up to $50 million of the Company’s common stock.

“Our Board and management team remain committed to enhancing long-term shareholder value,” said Kevin S. Kim, Chairman, President and Chief Executive Officer of Hope Bancorp. “We believe the buyback authorization gives us greater flexibility to create additional value and allows us to maintain a balanced capital allocation strategy, while providing a steady return of capital to our shareholders through the Company’s quarterly dividend.”

The repurchase authorization does not have any expiration date and may be modified, amended, suspended or discontinued at the Company’s discretion at any time without notice. Purchases may be made in open-market transactions, in block transactions on or off an exchange, in privately negotiated transactions or by other means as determined by Hope Bancorp’s management and in accordance with the regulations of the Securities and Exchange Commission. The timing of purchases and the number of shares repurchased under the new program will depend on a variety of factors including price, trading volume, corporate and regulatory requirements and market conditions. Repurchases may also be made under a trading plan under Rule 10b5-1, which would permit shares to be repurchased when Hope Bancorp might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions.

Investor Conference Call

The Company previously announced that it will host an investor conference call on Wednesday, July 17, 2019 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for its first quarter ended June 30, 2019. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international), and asking for the “Hope Bancorp Call.” A presentation to accompany the earnings call will be available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website. After the live webcast, a replay will remain available in the Investor Relations section of Hope Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through July 24, 2019, replay access code 10132888.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $15.3 billion in total assets as of June 30, 2019. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 58 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City, Northern California and Houston; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

Contacts:

Alex Ko EVP & Chief Financial Officer 213-427-6560 alex.ko@bankofhope.com	Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com

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